Operator                                                                                                 Good afternoon, ladies and gentlemen, and welcome to the META Group first quarter of 2003 earnings call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone should need assistance at any time during the conference, please press the star followed by the zero and an operator will assist you. As a reminder, this conference is being recorded today, Monday, May 5, 2003.

                                                                                                                                                I would now like to turn the conference over to Mr. Peter Ward with META Group. Please go ahead, sir.

P. Ward                                                                                                     Thank you, Steve. I’d like to welcome you to META Group’s first quarter earnings conference call. And with me today from META Group’s management team is Fred Amoroso, Chief Executive Officer, and John Piontkowski, Chief Financial Officer.

                                                                                                                                                I would like to remind you that this conference call contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 including forward-looking statements regarding expected second quarter 2003 results of operations, effective changes within the company’s organization and strategic directions for the company. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements including, without limitation, risks relating to changes in the spending patterns of the company’s clients including but not limited to decreases in IT spending or decreases in demand for the company’s products and services; general economic conditions, changes in the market demand for IT research and analysis and competitive conditions in the industry, the inability of the company to increase its penetration of existing customers and/or to expand to additional customers. The timing and successful execution of the company’s strategic plans including timely and successful product and service development and introduction and other risks detailed in the company’s filings with the SEC, including those discussed in the company’s annual report filed with the SEC on Form 10-K for the year ended December 31, 2002.

                                                                                                                                                I’ll now turn the call over to Fred Amoroso.

F. Amoroso                                                                                 Thank you, Peter, and welcome to all of you who have joined us for META Group’s first quarter 2003 earnings call.

                                                                                                                                                I’d start today with a brief introduction to the quarter and I’ll highlight some significant attainments. John Piontkowski will then review our financials in more depth. I’ll then provide a more detailed update on some of the important issues that we’ve accomplished in the first quarter and then we’ll open it up for Q&A.

                                                                                                                                              Financially we attained revenue of $28.2 million in the first quarter of 2003, compared to our Q1 2002 revenues of approximately $28.9 million. Our net income this past quarter was $111,000 compared to a loss before cumulative effect of a change in accounting principle of $1.4 million and a net loss of $23.6 million in Q1 2002.

                                                                                                                                                Most importantly though our net cash position improved to $25.7 million, up from $14.4 million in the fourth quarter of 2002 and up from $14.6 million in the year ago period. In addition, our cash flow from operations improved to approximately $11 million compared with $4.4 million in the year ago period and the use of cash of approximately $700,000 in the fourth quarter of 2002.

                                                                                                                                                Overall we are pleased with the results, particularly given the continued tough economic conditions. These conditions of course were exacerbated by the geopolitical unrest in the Middle East and elsewhere. As mentioned in previous calls, we expect 2003 to be a year to make strategic investments that are most critical to our long term success.

                                                                                                                                                The most important initiative we undertook in Q1 was a major branding and advertising campaign which is now well underway. META Group traditionally has not invested in this area and we felt that this was a critical success factor for us going forward. We’re encouraged by a number of positive responses that we’ve received from our customers on this initiative. I’ll provide more details on this development later on along with some other important news.

                                                                                                                                                I’ll now turn the call over to John to discuss the financial results in more detail. John.

J. Piontkowski                                                                    Thanks, Fred, and good afternoon. As indicated in today’s press release, the company announced first quarter net income of $111,000, or 1 cent per fully diluted share. This compares with the first quarter of 2002 net loss before the cumulative effect of change in accounting principle of $1.4 million, or 11 cents per fully diluted share.

                                                                                                                                                Last year’s $22.2 million charge reflected as the cumulative effect of the change in accounting principle relates to the writeoff of goodwill for the consulting and publication segments as a consequence of last year’s adoption of Financial Accounting Standards Statement #142, goodwill and other intangibles.

                                                                                                                                                For comparative purposes, the Q1 2002 financial statements have been reclassified to reflect the adoption of the emergent issues taskforces issue #01-14 which required the classification of reimbursed expenses as both revenues and expenses rather than netting the reimbursements against the expenses. This reclassification had no impact on the bottom line.

                                                                                                                                                Total revenues for the first quarter were $28.2 million, down 2.5% from the year ago period. During each of our calls last year we identified the impact on our financial results relating to the acquisition of the German distributor and the establishment of our subsidiary in France. As last year’s results include the full impact from those businesses, the statement of operations now provides comparable information.

                                                                                                                                                I’d like to point out that we’ve begun to manage our business this year along three geographic regions: the Americas, EMEA and Asia Pacific. Revenues from international operations represent approximately 30% of total revenues in the first quarter this year compared with 26% a year ago with growth experienced in EMEA and a decline within the Americas. Research and advisory services revenues was $18.4 million, down 1.4% from the year ago period of $18.7 million.

                                                                                                                                                As a significant portion of our business model involves a subscription product offering that is recognized as revenue over the contract term, there is an inherent lag between lower sales activities experienced by the company over the past year and when those lower sales impact our revenues. The decrease in research and advisory services revenues was partially offset by an increase in conference revenues as a result of the company’s success in securing vendor sponsorships at our METAmorphosis events during the first quarter.

                                                                                                                                                Strategic consulting revenue was $7.5 million, 5.4% lower than the first quarter of last year. Consulting revenues declined in the Americas as we experienced some customer delays that affected our ability to perform certain consulting contracts together with the impact from general decreases in IT spending. The decline in the Americas consulting revenue was partially offset by increases in EMEA.

                                                                                                                                                Published research products and other revenue was $1.8 million, flat with the prior year.

                                                                                                                                                Total operating expenses of $28.3 million improved 7% compared to $30.3 million in the first quarter of 2002.

                                                                                                                                                Cost of services and fulfillment, including reimbursable expenses, was $14.7 million, a 4.7% improvement from a year ago and is primarily attributable to the lower personnel and personnel related costs.

                                                                                                                                                Gross margin as a percentage of total revenues was 47.6% as compared to 46.4% a year ago. Selling and marketing expenses were $7.2 million, an improvement of $1 million, or 12.7% from a year ago. The majority of the reduced expense levels arose from lower commissions expense as the prepaid commissions from the sales commission program for the sales year ended January 2001 have now been fully amortized to expense.

                                                                                                                                                Selling and marketing expenses as a percent of total revenues have improved from 28% a year ago to 25% for the first quarter of 2003.

                                                                                                                                                G&A expenses for the first quarter were $5.1 million, an increase of $400,000 from a year ago. In 2003 we changed our management model to put local management oversight in the geographic territories which resulted in somewhat higher G&A costs.

                                                                                                                                                During the first quarter the company recognized a gain of approximately $315,000 from the liquidation of its remaining investment in Spikes Cavell. Total cash proceeds were approximately $590,000. This gain is included in other income on the consolidated statement of operations.

                                                                                                                                                I’ll now provide some comments on the balance sheet and cash flows. Our net cash position, defined as cash including restricted balances less bank debt and notes payable, increased $11.1 million to $25.7 million as of the end of the first quarter compared to $14.6 million a year ago. Sequentially the net cash position increased $11.3 million, from $14.4 million at December 2002.

                                                                                                                                                During the first quarter the company generated approximately $11 million in cash from operations compared to $4.4 million in the year ago period. The $6.6 million improvement in operating cash flow was due to improved operating results, lower bonus payments and improved accounts receivable collections experienced during the first quarter of 2003 as compared to the prior year.

                                                                                                                                                Total accounts receivable at the end of the quarter was $30.4 million, down 10% from last year. Day sales outstanding were 97 days compared with 107 days in the year ago period. After adjusting for those receivables related to multi-year contracts with future payment terms, DSOs were 57 days compared with 62 days a year ago, an 8% improvement.

                                                                                                                                                Deferred revenues have increased 3% to $51.4 million from $49.8 million at December 2002.

                                                                                                                                                In January 2003, the company paid off all of its outstanding bank borrowings which amounted to $6.2 million. Additionally in March 2003, the company executed an amended and restated credit agreement with its bank. The amended agreement consists of a $6 million revolving credit facility that is fully collateralized by a $6 million cash deposit with the lender. This cash deposit is reflected on the consolidated balance sheet as a non-current asset as restricted cash. Capital expenditures for the first quarter amounted to $276,000 compared with $187,000 a year ago.

                                                                                                                                                I’ll now turn the call back over to Fred. Fred.

F. Amoroso                                                                                 Thanks, John. On last quarter’s call I emphasized how important the first quarter of 2003 would be for further developing the company’s infrastructure and operations so that we’ll be better poised for our future success. I also emphasized the need to continue creating and driving a compelling and a differentiable value proposition.

                                                                                                                                                Now I’d like to discuss in more detail some of the strides that we’ve made in those areas in the first quarter as well as to point to some key sales successes we have achieved. And at that point I’ll open up the call for Q&A.

                                                                                                                                                I mentioned earlier that Q1 marked the introduction of META Group’s first advertising and branding campaign. You’ve all heard me talk about the unique value proposition I believe we provide to our customers. We felt strongly that Q1 was a critical time for us to begin aggressively driving that message into the marketplace. The campaign is built around 2 quite simple concepts.

                                                                                                                                                First, that META Group provides the best customer service and highest valued relationships in the industry and second, that META Group is truly an objective, independent third party advisor. In fact, these two points were corroborated by a recent customer survey that we conducted among companies using IT research services. In the survey META Group was recognized as providing better customer service and being more objective and independent than our largest competitor and by a ratio of more than 2:1.

                                                                                                                                                Additional components of the overall brand campaign that were launched in Q1 include a PR campaign to drive additional awareness, a redesign of the METAGroup.com website to support our branding efforts as well as to make our research easier and more accessible, a new corporate tagline, “Return on Intelligence,” ROI, which we believe better reflects our higher value offerings and a redesign of our corporate logo.

                                                                                                                                                Additionally I’m very pleased to announce that we’ve recently hired a new Senior VP of Global Marketing, Phil Asche, in order to further strengthen our ability to deliver our value proposition to the marketplace. Phil brings a wealth of marketing experience with him, most recently as head of marketing strategy for a private IT company. But he’s also had previous positions with Young & Rubicon where he held positions including the Regional Chairman and Chief Executive of their Africa and Australia/Asia business along with principal lead serving many of their largest customers.

                                                                                                                                                On last quarter’s conference call we announced we were realigning our research services to better match our resources with customer needs. In Q1 we completed this realignment. Essentially the new structure encourages an extremely high level of collaboration across the topics while driving more consistency within them. The result will be an overall improvement in customer experience. By realigning our services along these topical areas, our customers can now expect a more complete coverage of the topics most critical to them; infrastructure and operations, for example, without encountering the restrictions on the depth and breadth of coverage offered by the particular service or services to which they subscribe. We’ve substantially worked through and reanalyzed our research processes to provide this level of consistency across the research topics while at the same time providing consistency of topical areas across research lines.

                                                                                                                                                In Q1 we also continued to gain traction as a result of some key customer wins. Recently a large office services company was interested in obtaining sensitive research and development spending trends. META Group was successful in winning the account over our competition by providing customized data through our benchmarking services and by delivering improved customer service. We’re also continuing to gain traction in our IT benchmarking offerings where we are known for our strong research as well as our independence and objectivity. In fact, we were recently told by 2 of 3 largest IT outsourcers that they regularly recommend META Group to their customers for benchmarking services due to the value and the objectivity of our benchmarks.

                                                                                                                                                In notion here, most outsourcing customers have benchmarking clauses in their contracts and if the benchmarking clause results in a benchmark that is based upon costs or is difficult to understand, then typically what happens is the customer as well as the vendor argue over the validity of the benchmark. And what we’ve consistently shown is that the quality of our benchmark allows the customer and the vendor to sit down and understand and analyze the differences in prices on the different towers and come much more quickly to contract resolution.

                                                                                                                                                In another instance a Fortune 500 bank holding company recently signed on with META Group Consulting to help them manage their storage costs. Again, we were able to apply our benchmark data in proprietary TCO methodologies (total cost of ownership and operations processes) to ultimately help the company save more than $100 million just in their storage costs.

                                                                                                                                                We’ve also made some key improvements in our consulting offerings to drive better linkage between research as well as our consulting capability.

                                                                                                                                                Our METAmorphosis events, our customer forums, in February were once again very successful. We received a number of very positive responses from our customers and attendees in general on the value that they received from the one-on-one meetings with our analysts and the program overall is the key differentiator for us and we’re pleased to receive such high marks in this area. In fact, after attending one of our METAmorphosis conferences as a prospect, a current CIO of a large manufacturing automation company was so impressed with the quality of the event that he’s now requiring his entire staff to attend our upcoming METAmorphosis conference in Chicago on May 20-27.

                                                                                                                                                Speaking of the Chicago event, we’re pleased to report that we already have approximately 135 CIOs registered. Based on these numbers we expect that somewhere between 25 and 35% of overall Chicago attendees will be CIOs. This further reinforces the strength of our conferences as we continue to drive compelling research agendas geared toward senior IT and business executives as opposed to just numbers of people.

                                                                                                                                                We’re refraining from forecasting full year revenues and profits. However, for the second quarter we currently expect total revenues to be between $29.5 and $30 million with break even operating results.

                                                                                                                                                With that, I’d like to open up the call to Q&A and turn it back over to Steve for instructions.

Operator                                                                                                 Thank you, sir.  Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to remove your question from the polling process, press the star followed by the two. You will hear a three-toned prompt acknowledging your selection. Your questions will be polled in the order that they are received. If you are using speaker equipment, you will need to lift the handset before making your selection. One moment, please, for our first question.

F. Amoroso                                                                                 One of the things I mentioned in the last call, I think, it was right before we were having our company meeting and I may have mentioned that it was important for us to bring together all of our management team and major resources from around the world. We actually conducted that meeting I think it was February 17th week. We had about 500 of the META Group’s staff there from around the world. That was a huge expense that we incurred in the quarter, something approximating about $600,000, but the value of that was getting everybody on the same page and understanding our vision and our strategy and what we had to do to drive the organization uniformly, so I’m quite pleased with the results that came out of that meeting.

                                                                                                                                                Steve, any questions?

Operator                                                                                               We have a question from Mike Nery. Please state your company name followed by your question.

M. Nery                                                                                                    Nery Asset Management. A couple of quick questions here. On working capital you’ve got a lot of collections in the first quarter. What’s your outlook for working capital in the next couple of quarters? Will it be a use of cash? It looks like last year you used about $5 million in working capital in the second quarter.

J. Piontkowski                                                                  Hi, Mike. How are you? As you know, Mike, the first quarter is the heaviest quarter in terms of the generation of cash flow just because of the seasonality of the sales activity that takes place in the fourth quarter. We’ll see a decline, we’ll see the normal typical decline that takes place in the cash flow from operations. I’d say that’s from a working capital standpoint. But I wouldn’t see that much of a movement.

M. Nery                                                                                                    Okay and cap ex for the year, what’s the forecast there?

J. Piontkowski                                                                  I think as we said at the end of last year end we expected it to be somewhere in the million dollar range.

F. Amoroso                                                                               We don’t have a lot of cap ex activity going on, Mike. Some of it is associated with Siebel implementation. As I think we mentioned, we’re having the entire worldwide organization standardized on Lawson and Siebel as part of the use and that requires some additional licenses, etc. There’s not a lot of cap ex that’s going on throughout the year.

M. Nery                                                                                                    You have a lot of cash now. It looks like you have a lot of cash at the end of the year. What’s the value of the fully collateralized revolver? What does that do?

F. Amoroso                                                                               We were wondering how long it would take for that question to come up.

J. Piontkowski                                                                    Mike, the bank has worked with us over the past couple of years. As you recall, we had a number of different defaults and violations, technical violations of the covenants. And what we decided to do with the difficult credit market that’s out there is to make our deposits, fully collateralize the loan. And we have a relationship with the bank so that when we get back into a more favorable type of situation we’ll already have the relationship started and we can go into, hopefully, a typical type of lending arrangement.

                                                                                                                                                By making this investment we still earn the interest on those funds so there’s no cost to the company for doing that. And there’s no fees associated with the credit facility.

F. Amoroso                                                                                 As a matter of fact, we’re getting interest on the deposit, right?

J. Piontkowski                                                                    Yes.

M. Nery                                                                                                    And it looked like the quarter was a pretty good quarter in terms of sales. Your deferred revenues went up again. Can you talk a little bit more about what’s going on there? Is it a turnaround in your market? Are you gaining share? What’s going on?

F. Amoroso                                                                                 I don’t think it’s necessarily a turnaround in the market broadly. And if you look at some of the competitive results that are out there and I guess another one that comes out tomorrow, I think we’re on a comparative basis doing quite well. I do think while certainly an overused term in a lot of IT companies today, I do believe nevertheless that we are gaining share in the marketplace and yes, you could draw distinctions of cash and increase in deferred to that effect.

                                                                                                                                                I think what’s happening is that our value proposition, Mike, and what customers are looking for in research and advisory is different. As we look at the quarter, and I’ll answer the question now, I think we’ll probably get it. We’ve seen a very slight reduction in numbers of customers from a quarter-to-quarter basis. But actually I think as we go forward we’re seeing an improvement in the customer relationships so as we work through this mix we’re seeing higher value, deeper penetration in customers becoming really more of the target for what we’re doing and more of our success.

M. Nery                                                                                                    And last question, I know you don’t want to forecast the year yet and I fully respect that. In terms of longer term, the margins the company can generate and longer term some of the margins your competitors are generating, you’ve only been in there a couple quarters but is there anything about META’s cost structure that’s significantly out of whack still with the level of revenues we have? What do you think about the longer term profitability picture for the company?

F. Amoroso                                                                                 Let me comment and then I’ll ask John if he’d like to add some comments too. If you look at our G&A costs, they’re higher than we believe they should be. There’s a number of reasons to that, John could get into a little bit. It’s roughly 20%. That’s too high. We would like to see our G&A costs come down. We think they should come down a full 5 points. Now some of it is just the classification issue comparatively on where we were last year on how we handled G&A. I don’t necessarily think that this is just grow revenue to get the margins or the percentages down to where they should be. I think it’s also got to take action but part of the G&A cost as well as part of the overall SG&A is to make an investment in the areas of the business that we think are going to help us during this period of turnaround.

                                                                                                                                                In answer to your question, yes, we do need to obviously improve more our margins. We’d like to get to a much higher margin number. I’m not going to forecast what that would be but certainly much closer to industry norms. And some of the areas do have work.

                                                                                                                                                I just want to highlight one thing, Mike, though that I said earlier in one of our preceding earnings calls. That I believe 2003 is an investment year for us to really turn some of this around, to put some of the structure and capability in place that will allow us to grow and be successful and I think we’re starting to see some of the advantages of that.

                                                                                                                                                John, did you want to add anything?

J. Piontkowski                                                                    Just in terms of the acquisitions of Germany and the formation of the France subsidiary, the integration efforts and the digestion, if you will, requires additional resources, getting them up on to financial systems and contract systems. So there’s time that’s involved with acclimating those acquisitions to our operations.

M. Nery                                                                                                    Okay, thanks, guys.

Management                                                                        Thanks, Mike.

Operator                                                                                               Our next question comes from Rob Tholemeier. Please state your company name followed by your question.

R. Tholemeier                                                                       RWC. Fred, I wanted to ask you about a trend that we’re seeing in kind of IT spending and if you guys are set up and equipped to deal with it. I know you’ve been reorganizing services and really trying to put the pedal to the metal, if you will, or put the hammer on the nail.

                                                                                                                                                Within the services offerings that you have currently, are you noticing, paying attention, addressing one of the shifts you can see in IT spending away from purchasing either hardware or software and away from just doing kind of a blanket data center outsourcing and looking at dealing with what’s now being called (kind of a clever term) BPO or business process outsourcing? Are you throwing that into your benchmark mix and into your service mix and into your consulting mix and dealing with that issue?

                                                                                                                                                If you look, those are the stocks that have held up, those are the businesses that have done extremely well through the downturn and it doesn’t look there’s any reason that if we do get a pick up that they’re going to go down.

F. Amoroso                                                                                 It’s a great question, Rob, and it’s a timely one. I think you’re right, that there is a growth. I mean the industry has talked about BPO, BPM for a long time. It’s the next ultimate evolution of the stage of outsourcing. As a matter of fact, in the operations meeting that I had with our consulting team last week, this topic came up as one of the things of how do you validate the ultimate price points that are occurring in BPO because there aren’t the same extensiveness of the matrix that there obviously is by tower and by service area in the traditional IT infrastructure outsourcing. But it is an area that’s growing, it’s an area that we just as of last week talked about getting more into it and investing in. I concur with your view and it’s an area that we’re going to focus on, actually already are focusing on.

R. Tholemeier                                                                       Thanks.

Operator                                                                                               We have a question from Camran Hasanaian. Please state your company name followed by your question. Apparently he’s disconnected.

                                                                                                                                                There are no further questions at the moment, sir.

F. Amoroso                                                                                 Like I said, I think that in the quarter for me we’re seeing some of the progress that we’ve made in the investments, we’ve seen some of the growth in key areas, and our growth in deferred was positive and certainly our growth in cash, as one of the major attributes of our business is very much cash generation, is an important view for us, so we continue to drive our value proposition. We’ll continue to make the investments in differentiating our brand in the company and hopefully continue to make gains in market share.

                                                                                                                                                We look forward to all of you joining us on the next call. Thank you.

Operator                                                                                                 Ladies and gentlemen, this concludes the META Group first quarter of 2003 earnings call. If you would like to hear a replay of today’s conference, please dial 1-800-405-2236 or 303-590-3000 and use the pass code 536891.

                                                                                                                                                Thank you once again for your participation today. You may now disconnect.

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